Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-278940

May 14, 2024

SUPER HI INTERNATIONAL HOLDING LTD.

SUPER HI INTERNATIONAL HOLDING LTD., or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may obtain these documents and other documents that the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by contacting SUPER HI INTERNATIONAL HOLDING LTD., at 1 Paya Lebar Link, #09-04, PLQ 1 Paya Lebar Quarter Singapore 408533, Attention: IR Department, by calling +65 6378 1921, or via email: project718-3@haidilao.com, Morgan Stanley Asia Limited, c/o Morgan Stanley & Co. LLC, at 180 Varick Street, 2nd Floor, New York, NY 10014, United States, Attention: ECM Department, by calling +1 866-718-1649 , or via email: prospectus@morganstanley.com, or Huatai Securities (USA), Inc., at 280 Park Ave, 21E, New York, NY 10017, Attention: ECM Department, by calling +1 212-763-8164 , or via email: petertilmanclark@htsc-us.com.

You may also access the Company’s most recent prospectus dated May 14, 2024, which was included in Amendment No. 2 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on May 14, 2024, or Amendment No. 2, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1995306/000110465924061084/tm2331649-24_f1a.htm

This free writing prospectus reflects the following amendments that were made in Amendment No. 2. All references to page numbers are to page numbers in Amendment No. 2.

(1)	Amend the first paragraph of the Recent Developments section on page 14 as follows:

The following tables set forth certain preliminary unaudited consolidated statement of profit or loss data and selected operating data for the three months ended March 31, 2024, compared to certain unaudited consolidated statement of profit or loss data and selected operating data for the three months ended March 31, 2023. These preliminary unaudited consolidated statement of profit or loss data reflects all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair statement of our operating results for the periods presented. Note that our unaudited interim consolidated financial statements for the three months ended March 31, 2024 are not yet available because our financial closing procedures for the three months ended March 31, 2024 are not yet complete. The following information reflects our preliminary estimates based on currently available information. We expect our unaudited interim consolidated financial statements for the three months ended March 31, 2024 to be available upon completion of our closing procedures. See the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding factors that could result in differences between the preliminary estimates of certain of our financial data presented below and the actual financial data we will report for the three months ended March 31, 2024. Preliminary results for the first quarter of 2024 may not be indicative of our full year results for the year ending December 31, 2024 or future quarterly periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus for information regarding trends and other factors, including seasonality, that may influence our results of operations and for recent quarterly operating results. Currently we do not expect the preliminary estimates for the three months ended March 31, 2024 set forth below to impact the trends and other factors that may influence our results of our operations described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)	Amend the subsection title “Financial Data” on page 16 to “Preliminary Financial Data” and amend the first paragraph thereunder as follows:

The following table summarizes certain preliminary unaudited consolidated statement of profit or loss data for the periods indicated.

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